Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 17, 2015 with respect to the financial statements of Worsley Operating Company, LLC (formerly Worsley Operating Corporation) contained in the Registration Statement and Prospectus of GPM Petroleum LP. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

July 16, 2015